Exhibit 3.2

[ LOGO OF STATE OF STATE OF NEVADA ]

ROSS MILLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4299 (775) 684-5708	Document # 20080333180-08 Filing Date and Time: 5/14/2008 1:54 PM Entity Number:E0313512008-1 Filed in the office of ROSS MILLER, Secretary of State of Nevada

ARTICLES OF INCORPORATION (Pursuant to NRS 78)

1. Name of Corporation	BERITA CAPITAL CORPORATION
2. Resident Agent Name and Street Address (must be a Nevada address where process may be served)	Agency Services of Nevada 245 East Liberty, Suite 200 Reno, NV 89501
3. Shares (Number of shares corporation authorized to issue)	200,000,000 shares with a par value of $0.001
4. Names, Addresses, Number of Board of Directors/Trustees	Locksley Samuels 245 East Liberty, Suite 200 Reno, NV 89501
5. Purpose	Any lawful business
6. Names, addresses and Signatures of Incorporators	Locksley Samuels 245 East Liberty, Suite 200 Reno, NV 89501 /s/ Locksley Samuels
7. Certificate of Acceptance of Appointment of Resident Agent	AGENCY SERVICES OF NEVADA /s/ Kelly L. Turner Date: 5/14/2008 I herby accept the appointment as Resident Agent for the above named corporation.